LOVELACE, ROBY & COMPANY, P.A.
Certified Public Accountants & Management Consultants
Commerce Plaza, Suite 400
1201 South Orlando Avenue
Winter Park, Florida 32789-7192

March 14, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K/A Amendment No. 2, dated February 6, 1997, of NewCare Health Corporation and are in agreement with the statements contained in Paragraphs (a), (b), (d) and (f) on Page 2 therein insofar as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                    Very truly yours,

                                    /s/ Lovelace, Roby & Company, P.A.
                                        Lovelace, Roby & Company, P.A.